Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS RECEIVES EUROPEAN APPROVAL FOR NEOVISC® SINGLE DOSE

CE Mark Designation Allows for the Sale of NeoVisc in European Union

LONDON, ONTARIO — September 13, 2011 -- Stellar Pharmaceuticals Inc. (OTCQB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that it has received the CE Mark for its NeoVisc® Single Dose viscosupplement therapy, denoting conformity with European standards for safety.  Receipt of the CE Mark allows the Company to market both its NeoVisc® Triple Dose (3 x 2mL) and its Single Dose (1 x 6mL) products to countries in the European Union.

NeoVisc® Single Dose is a 6mL pre-filled syringe of sterile 1.0% sodium hyaluronate solution used for the temporary replacement of synovial fluid in osteoarthritic knee joints. The product is administered in a single dose directly into the affected knee joint.  Both the NeoVisc® Single Dose (1 x 6mL) and the original NeoVisc® (3 x 2mL) are now available for sale in European Union.

Osteoarthritis (OA) affects approximately 85 million people in the G7 countries and is expected to increase to 122 million by 2017. In terms of market size, researchers have estimated the value of the global OA therapeutics market to be valued at approximately $5 billion in 2009.  The value of this market is expected to reach $9.6 billion by 2017. This significant growth in market size is primarily attributed to the high incidence and prevalence of the disease and the high prescription rates of the currently approved products.

Arnold Tenney, Stellar’s President and Chief Executive Officer, stated, “This approval is a significant milestone in Stellar’s global licensing strategy, as OA is the most common joint disease, affecting the vast majority of the population by age 70. Recent census publications indicate that Europe has 19 of the world's 20 oldest countries in terms of population age. With the NeoVisc® Triple Dose product already being sold throughout Eastern Europe, the addition of the NeoVisc® Single Dose product provides flexibility and greater access for our distributors in these large, growing markets.  In addition, the Company is actively searching for new licensing opportunities in other large markets such as the United States, China and Japan.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

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Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact

Arnold Tenney
President & CEO
Stellar Pharmaceuticals Inc.
705-445-9505 or
519-434-1540